Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$[•]	100.00%	$[•]	$[•](1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $[•] that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $[•] registration fee for this offering, $[•] remains available for future offerings. No additional registration fee has been paid with respect to this offering.

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.

Subject to completion dated February 11, 2009.

PRELIMINARY PRICING SUPPLEMENT NO. 349 dated [•], 2009	Filed pursuant to Rule 424(b)(3)
to Prospectus Supplement and Prospectus dated February 5, 2007	Registration Statement No. 333-140456
relating to the Eksportfinans ASA U.S. Medium-Term Note Program

EKSPORTFINANS ASA

Enhanced Growth Securities
with Leveraged Upside & Buffered Downside
Linked to the SPDR® Gold Trust due September 10, 2010

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA

Agent:	Wachovia Capital Markets, LLC. The agent may make sales through its affiliates or selling agents.

Principal Amount:	Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. The securities are not principal protected.

Maturity Date:	September 10, 2010

Interest:	We will not pay you interest during the term of the securities.

Fund:	The return on the securities is linked to the performance of the shares of the SPDR® Gold Trust, which we refer to as the Fund.

Payment at Maturity:	The amount you receive at maturity, for each security you own, will depend upon the change in the price per share of the Fund based on the final Fund price relative to the initial Fund price (calculated as described in this pricing supplement).

If the final Fund price is greater than the initial Fund price, the payment at maturity per security will equal the issue price plus an enhanced upside payment based on 2.00 times the percentage increase of the price per share of the Fund, not to exceed an amount expected to be between $350.00 and $400.00 per security, which will result in an expected maximum payment at maturity per security of $1,350.00 to $1,400.00. The actual maximum enhanced upside payment will be determined on the trade date.

If the final Fund price is less than or equal to the initial Fund price but greater than or equal to the buffer price, the payment at maturity per security will equal the principal amount.

If the final Fund price is less than the buffer price, the payment at maturity per security will equal 1.1111 times the principal amount of $1,000.00 per security times the return of the Fund as measured by the final Fund price divided by the initial Fund price.

Buffer price:	[•], which is 90.00% of the initial Fund price (to be determined on the trade date).

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Trade Date:	•· ,2009

Original Issue Date:	•, 2009

CUSIP Number:	•

     For a detailed description of the terms of the securities, see “Summary Information” beginning on page P-1 and “Specific Terms of the Securities” beginning on page P-16. Defined terms used in this cover page are defined in “Specific Terms of the Securities”.

Investing in the securities involves risks. See “Risk Factors” beginning on page P-10.

	Per Security	Total

Maximum Public Offering Price	$1,000.00	[•]
Maximum Underwriting Discount and Commission	[•]	[•]
Maximum Proceeds to Eksportfinans ASA	[•]	[•]

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

Wachovia Securities

The date of this preliminary pricing supplement is February 11, 2009

SUMMARY INFORMATION

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Enhanced Growth Securities with Leveraged Upside & Buffered Downside Linked to the SPDR® Gold Trust due September 10, 2010 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities, the SPDR® Gold Trust, which we refer to as the Fund, and the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.

What are the securities?

     The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on September 10, 2010. The return on the securities will be linked to the performance of the Fund. The securities will bear no interest and no other payments will be made until maturity.

     As discussed in the accompanying prospectus, the securities are debt securities and are part of a series of debt securities entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Securities” beginning on page P-16.

     Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Are the securities principal protected?

     No, the securities do not guarantee any return of principal at maturity. If the final Fund price is less than the buffer price, the payment at maturity per security will equal 1.1111 times the principal amount of $1,000.00 per security times the return of the Fund as measured by the final Fund price divided by the initial Fund price, and will be less than the principal amount of the securities. Accordingly, if the price of the Fund declines in this manner, you will lose some or all of your principal.

What will I receive upon maturity of the securities?

     At maturity, for each security you own, you will receive a cash payment equal to the “maturity payment amount”. The maturity payment amount to which you will be entitled depends on the percentage change in the price per share of the Fund calculated based on the final Fund price (as defined below) relative to the initial Fund price (as defined below).

     The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final Fund price is greater than the initial Fund price, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the Enhanced Upside Payment.

  The Enhanced Upside Payment is equal to 2.00 times the Fund performance amount times $1,000.00. However, in no event may the Enhanced Upside Payment exceed an amount currently expected to be between $350.00 and $400.00 per security, which will result in a maximum payment at maturity per security of $1,350.00 to $1,400.00 (the maximum payment at maturity). The actual maximum Enhanced Upside Payment and, therefore, the maximum payment at maturity will be determined on the trade date.

  The Fund performance amount is equal to the percentage increase in the price per share of the Fund from the initial Fund price to the final Fund price, and can be expressed by the following formula:

final Fund price – initial Fund price
(		)
initial Fund price

  If the final Fund price is less than or equal to the initial Fund price but greater than or equal to the buffer price, the maturity payment amount per security will equal the principal amount of $1,000.00.

  If the final Fund price is less than the buffer price, the maturity payment amount per security will equal:

final Fund price
$1,000.00 ×		× multiplier
initial Fund price

     If the final Fund price is less than the buffer price, the maturity payment amount will equal 1.1111 times the principal amount of $1,000.00 per security times the return of the Fund as measured by the final Fund price divided by the initial Fund price, and will be less than the principal amount of the securities. If the final Fund price is zero, the maturity payment amount will be zero.

     The buffer price is [•],which is 90.00% of the initial Fund price, which will be determined on the trade date.

     The multiplier is 1.1111.

     The initial Fund price is [•],the closing price per share of the Fund on the trade date.

     The final Fund price will be determined by the calculation agent and will be the closing price per share of the Fund on the valuation date.

     The valuation date is September 2, 2010. However, if that day occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities—Market Disruption Event” below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five business days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

     The closing price for one share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if shares of the Fund (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which shares of the Fund (or any such other security) are listed or admitted to trading, or if shares of the Fund (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the National Association of Securities Dealers, Inc. (the NASD), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

     If shares of the Fund (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the Fund (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

     If the last reported sale price for shares of the Fund (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the Fund (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wachovia Capital Markets, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

     The price of the Fund at any time during any trading day, other than the closing price, will be the latest price of the Fund at that time reported by Bloomberg Financial Markets or a similar or successor source, as determined by the calculation agent.

     A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (NYSE), the American Stock Exchange, the Nasdaq Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

     A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law, regulation or executive order to close.

     You should understand that the opportunity to benefit from the possible increase in the price per share of the Fund through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum payment at maturity. The maximum payment at maturity represents a maximum appreciation on the securities, currently expected to be between 35.00% and 40.00% over the principal amount of the securities. However, if the final Fund price is less than the buffer price, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the price per share of the Fund decreases in this manner, you will lose some or all of your principal.

What is the multiplier and how does it work?

     The multiplier of 1.1111 is used in the calculation of the maturity payment amount if the final Fund price is less than the buffer price. The effect of the multiplier in these circumstances is to provide a return on the securities that is greater than the price return on the Fund as of the valuation date by 11.11%. For example, if the price per share of the Fund declines by 30% as of the valuation date (i.e., the final Fund price divided by the initial Fund price is .70), the maturity payment amount would be $777.78, which is 11.11% higher than the price return of the Fund (i.e., $1,000.00 times .70 times the multiplier of 1.1111). You should note that, as the Fund performance declines, the dollar value of the outperformance of the securities relative to the price return of the Fund declines as well, because the multiplier only acts to increase the return on a percentage basis. This effect is illustrated in the section entitled “Hypothetical Returns” below. If the final Fund price is zero, the maturity payment amount will be zero.

Hypothetical Examples

     Set forth below are four hypothetical examples of the calculation of the maturity payment amount. For purposes of these examples we have assumed the following:

     Hypothetical initial Fund price: $89.59

     Hypothetical maximum payment at maturity: $1,375.00

     Hypothetical buffer price: $80.63

     Multiplier: 1.1111

Example 1—The hypothetical final Fund price is 70.00% of the hypothetical initial Fund price:

     Hypothetical final Fund price: $62.71

$62.71
Maturity payment amount (per security) =	1.1111 × $1,000.00 × (		) = $777.78
$89.59

     Since the hypothetical final Fund price is less than the hypothetical buffer price, the payment at maturity per security will equal 1.1111 times the principal amount of $1,000.00 per security times the return of the Fund as measured by the hypothetical final Fund price divided by the hypothetical initial Fund price, and you would lose some of your principal. Although the Fund declined by 30% from the hypothetical initial Fund price to the hypothetical final Fund price, your total cash payment at maturity would be $777.78 per security, representing a 22.22% loss of the principal amount of your securities.

Example 2—The hypothetical final Fund price is 95.00% of the hypothetical initial Fund price:

     Hypothetical final Fund price: $85.11

     Maturity payment amount (per security) = $1,000.00

     Since the hypothetical final Fund price is less than the initial Fund price but greater than the buffer price, the payment at maturity per security will equal the principal amount of $1,000.00.

Example 3—The hypothetical final Fund price is 110.00% of the hypothetical initial Fund price:

     Hypothetical final Fund price: $98.55

          Enhanced Upside Payment = 2.00 × Fund performance amount × $1,000.00

$98.55 – $89.59
= 2.00 × (		)	× $1,000.00	= $200.00
$89.59

          Maturity Payment amount (per security) = $1,000.00 + Enhanced Upside Payment

= $1,000.00 + $200.00 = $1,200.00

     Since the hypothetical final Fund price is greater than the hypothetical initial Fund price, the payment at maturity per security will equal the issue price of $1,000.00 plus an enhanced upside payment of 2.00 times the percentage increase of the price per share of the Fund times $1,000.00, subject to the hypothetical maximum payment at maturity of $1,375.00. Since the maturity payment amount in this example is less than the hypothetical maximum payment at maturity, your total cash payment at maturity would be $1,200.00 per security, representing a 20.00% return above the principal amount of your securities.

Example 4—The hypothetical final Fund price is 150.00% of the hypothetical initial Fund price:

     Hypothetical final Fund price: $134.39

          Enhanced Upside Payment = 2.00 × Fund performance amount × $1,000.00

$134.39 – $89.59
= 2.00 × (		)	× $1,000.00	= $1,000.00
$89.59

          Maturity Payment amount (per security) = $1,000.00 + Enhanced Upside Payment

= $1,000.00 + $1,000.00 = $2,000.00; > 1,375.00

     Since the hypothetical final Fund price is greater than the hypothetical initial Fund price, the payment at maturity per security will equal the issue price of $1,000.00 plus an enhanced upside payment of 2.00 times the percentage increase of the price per share of the Fund times $1,000.00, subject to the hypothetical maximum payment at maturity of $1,375.00. Although the calculation of the maturity payment amount without taking into account the maximum payment amount would generate a result of $2,000.00 per security, your maturity payment amount would be limited to $1,375.00 per security, representing a 37.50% total return, because the payment on the securities at maturity may not exceed the maximum payment at maturity. The actual maximum payment at maturity will be determined on the trade date.

Hypothetical Returns

     The following table illustrates, for the hypothetical initial Fund price and a range of hypothetical final Fund prices:

  the hypothetical maturity payment amount per security;
  the hypothetical percentage change from the hypothetical initial Fund price to the hypothetical final Fund price; and
  the hypothetical total rate of return to beneficial owners of the securities.

     The figures below are for purposes of illustration only. The actual maturity payment amount will depend on the actual final Fund price as determined by the calculation agent as described in this pricing supplement.

		Percentage change from the
	Hypothetical maturity payment	hypothetical initial Fund price to	Hypothetical total rate of
Hypothetical final Fund price	amount per security(1)	the hypothetical final Fund price	return on the securities

$62.71	$777.78	-30.00%	-22.22%
$64.95	$805.56	-27.50%	-19.44%
$67.19	$833.33	-25.00%	-16.67%
$69.43	$861.11	-22.50%	-13.89%
$71.67	$888.89	-20.00%	-11.11%
$73.91	$916.67	-17.50%	-8.33%
$76.15	$944.44	-15.00%	-5.56%
$78.39	$972.22	-12.50%	-2.78%
$80.63(2)	$1,000.00	-10.00%	0.00%
$82.87	$1,000.00	-7.50%	0.00%
$85.11	$1,000.00	-5.00%	0.00%
$87.35	$1,000.00	-2.50%	0.00%
$89.59(3)	$1,000.00	0.00%	0.00%
$91.83	$1,050.00	2.50%	5.00%
$94.07	$1,100.00	5.00%	10.00%
$96.31	$1,150.00	7.50%	15.00%
$98.55	$1,200.00	10.00%	20.00%
$100.79	$1,250.00	12.50%	25.00%
$103.03	$1,300.00	15.00%	30.00%
$105.27	$1,350.00	17.50%	35.00%
$107.51	$1,375.00	20.00%	37.50%
$109.75	$1,375.00	22.50%	37.50%
$111.99	$1,375.00	25.00%	37.50%
$114.23	$1,375.00	27.50%	37.50%
$116.47	$1,375.00	30.00%	37.50%
$118.71	$1,375.00	32.50%	37.50%
$120.95	$1,375.00	35.00%	37.50%
$123.19	$1,375.00	37.50%	37.50%
$125.43	$1,375.00	40.00%	37.50%

(1)	Assumes a maximum payment at maturity of $1,375.00. The actual maximum payment at maturity will be determined on the trade date.

(2)	This is the hypothetical buffer price.

(3)	This is the hypothetical initial Fund price.

     The following graph sets forth the return at maturity for a range of final Fund prices, assuming a maximum payment at maturity of $1,375.00 per $1,000.00 security (37.50% over the principal amount).

Return Profile of Enhanced Growth Securities vs. the Fund

Enhanced Growth Securities with Leveraged Upside and Buffered Downside
Underlying Fund
$1,500.00
$1,400.00
$1,300.00
$1,200.00
$1,100.00
$1,000.00
$900.00
$800.00
$700.00
$600.00
$500.00
$400.00
$300.00
$200.00
$100.00
$0.00
Enhanced Growth Securities Payout
Enhanced Upside
Maximum Payment
at Maturity - $1375.00
Buffer Level
Initial Fund Level:
89.59
-
5
10
15
20
25
30
35
40
45
50
55
60
65
70
75
80
85
90
95
100
105
110
115
120
125
130
135
140
145
150
Final Fund Price

Who should or should not consider an investment in the securities?

     We have designed the securities for investors who seek exposure to the Fund who believe that the Fund value will increase over the term of the securities and who want to participate in 2.00 times the possible appreciation of the Fund (measured by the percentage change in the price per share of the Fund based on the final Fund price relative to the initial Fund price), subject to the maximum payment at maturity, currently expected to be between 35.00% and 40.00% over the principal amount of the securities, who want to protect their investment in the event that the price per share of the Fund declines no more than 10.00% (based on the final Fund price relative to the initial Fund price); who understand that, if the final Fund price is less than the buffer price, they will lose money on their investment and, although their return on the investment will be approximately 11.11% greater than the return on the Fund, they should be willing to risk up to 100.00% of their investment since that excess return is not a fixed dollar amount, and who are willing to hold their securities until maturity. The actual maximum payment at maturity will be determined on the trade date.

     The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek principal protection for their investment and who are unwilling to make an investment exposed to any downside performance risk of the Fund. This may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

     The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the price per share of the Fund, the time remaining to maturity of the securities, interest rates and the volatility of market prices of the shares of the Fund. Depending on the impact of these factors, you may receive less than $1,000.00 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the market value of the securities” on page P-11.

Who publishes the Fund and what does the Fund measure?

     The Fund is a trust sponsored by World Gold Trust Services, LLC (the Fund Sponsor). BNY Mellon Asset Servicing, a division of The Bank of New York Mellon (formerly the Bank of New York), is the trustee of the Fund and HSBC Bank USA, N.A. is the custodian of the Fund. The Fund seeks to mirror as closely as possible the price of gold bullion, before fees and expenses. It is possible that the performance of the underlying shares may not fully replicate the performance of the price of gold due to the fee and expenses charged by the Fund or by restrictions on access to gold or due to other circumstances. The Fund is managed by the Fund Sponsor without regard to the securities.

For a detailed discussion of the Fund, see “SPDR® Gold Trust” beginning on page P-22.

How has the Fund performed historically?

     You can find a table with the high, low and closing prices per share of the Fund during each calendar quarter from November 18, 2004 to the present in the section entitled “SPDR® Gold Trust — Historical Data” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets without independent verification. You should not take the past performance of the Fund as an indication of how the Fund will perform in the future.

What about taxes?

     The treatment of the securities for United States Federal income tax purposes is uncertain. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the price per share of the Fund, subject to the "constructive ownership" rules of Section 1260 of the Internal Revenue Code. Under this characterization of the securities, you generally should recognize capital gain or loss upon the sale or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for the securities.

     For further discussion, see “Supplemental Tax Considerations” below and “Taxation in the United States” in the accompanying prospectus supplement and prospectus.

Will the securities be listed on a stock exchange?

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

     Yes, an investment in the securities is subject to significant risks, including the risk of loss of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-10.

RISK FACTORS

     An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors — Risks Related to Indexed Notes” in the accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the Fund to which your securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of some or all of your principal

     We will not repay you a fixed amount of principal on the securities at maturity. The payment at maturity on the securities will depend on the percentage change in the closing price per share of the Fund based on the final Fund price relative to the initial Fund price. Because the price of the Fund is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the principal amount of the securities. If the final Fund price is less than the initial Fund price, the maturity payment amount will be less than the principal amount of each security. Accordingly, if the price of the Fund decreases in this manner, you will lose a proportion or all of your principal.

You will not receive interest payments on the securities

     You will not receive any periodic interest payments on the securities or any interest payment at maturity. Your payment at maturity will depend on the percentage change in the closing price per share of the Fund based on the final Fund price relative to the initial Fund price.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.

Your return is limited and will never exceed the maximum payment at maturity

     You should understand that the opportunity to participate in the possible appreciation in the price of the Fund through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum payment at maturity. The maximum payment at maturity represents a maximum appreciation on the securities currently expected to be between 35.00% and 40.00% over the principal amount of the securities, which will be determined on the trade date. Although any positive return on the securities is based on 2.00 times the percentage increase in the value of the Fund, in no event will the amount you receive at maturity be greater than the maximum payment at maturity, currently expected to be between $1,350.00 and $1,400.00 per security, which will be determined on the trade date. However, if the final Fund price is less than the buffer price, you will lose some or all of your principal.

There may not be an active trading market for the securities

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the market price of the shares of the Fund. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

     Wachovia Capital Markets, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wachovia Capital Markets, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

Many factors affect the market value of the securities

     The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. For example, a change in the volatility of the Fund may offset some or all of any increase in the market value of the securities attributable to another factor, such as an increase in the market price of the shares of the Fund. In addition, a change in interest rates may offset other factors that would otherwise change the market price of the shares of the Fund, and therefore, may change the market value of the securities. We expect that the market value of the securities will depend substantially on the amount, if any, by which the final Fund price exceeds or does not exceed the initial Fund price. If you choose to sell your securities when the price per share of the Fund exceeds the initial Fund price, you may receive substantially less than the amount that would be payable at maturity based on this price because of the expectation that the price per share of the Fund will continue to fluctuate until the final Fund price is determined. We believe that other factors that may also influence the value of the securities include:

  the volatility (frequency and magnitude of changes in the market Price) of the shares of the Fund and, in particular, market expectations regarding the volatility of shares of the Fund;

  global gold supply and demand, which is influenced by such factors as forward selling by gold producers, purchases made by gold producers to unwind gold hedge positions, central bank purchases and sales, and production and cost levels in major gold-producing countries such as South Africa, the United States and Australia;

  interest rates in the U.S. market;

  our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

  changes that affect the Fund, such as additions, deletions or substitutions;

  the time remaining to maturity; and

  geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions that affect gold or commodities markets generally and that may affect the market price of the shares of the Fund.

There are risks associated with investments in securities with concentration in a single commodity

     The payment at maturity on the securities is linked exclusively to the Fund price, which is linked to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.

The Fund price is linked closely to the price of gold, which may change unpredictably and affect the value of the securities in unforeseeable ways

     Investments in securities linked to the price of a single commodity are considered speculative. The Fund attempts to mirror as closely as possible, before fees and expenses, the performance of the price of gold bullion and the Fund price relates directly to the value of the gold held by the Fund. The gold markets are generally subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention.

     Gold prices are subject to volatile price movements over short periods of time and are generally affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewellery demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

Investing in the Fund is not the same as investing directly in gold

     The performance of the shares of the Fund may not fully replicate the performance of the price of gold due to the fees and expenses charged by the Fund or by restrictions on access to gold or due to other circumstances. The Fund does not generate any income and as the Fund regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each share has gradually declined over time. The Fund sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of gold. The sale of the Fund’s gold to pay expenses at a time of low gold prices could adversely affect the value of the underlying shares. Additionally, there is a risk that part or all of the Fund’s gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

There are risks in securities relating to commodities trading on the London Bullion Market Association

     The value of the securities is closely related to the price of gold. Gold is traded on the London Bullion Market Association (the LBMA). The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Termination or liquidation of the Fund could adversely affect the value of the securities

     The Fund may be required to terminate and liquidate at a time that is disadvantageous to you. If the Fund is required to terminate and liquidate, such termination and liquidation could occur at a time which is disadvantageous to you, such as when gold prices are lower than the gold prices at the time when you purchased your securities.

Investing in the securities is not equivalent to investing in the Fund

     Investing in the securities is not equivalent to investing in the Fund. As an investor in the securities, you will not have voting rights, the right to receive any distributions or any other rights with respect to the underlying shares. In addition, you do not have the right to exchange your securities for underlying shares at any time.

We have no affiliation with the Fund Sponsor and are not responsible for its public disclosure of information

     We are not affiliated with the Fund Sponsor in any way and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Fund. If the Fund Sponsor discontinues or suspends the calculation of the Fund, it may become difficult to determine the market value of the securities or the maturity payment amount. The calculation agent may designate a successor fund selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor fund comparable to the Fund exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page P-18 and “Specific Terms of the Securities — Discontinuation of/Adjustments to the Fund” on page P-19. The Fund Sponsor is not involved in the offer of the securities in any way and has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities.

     Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of the Fund Sponsor. None of the money you pay for your securities will go to the Fund Sponsor. Since the Fund Sponsor is not involved in the offering of the securities in any way, it has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The Fund Sponsor may take actions that will adversely affect the market value of the securities.

     We have derived the information about the Fund Sponsor and the Fund in this pricing supplement from publicly available information, without independent verification. We do not assume any responsibility for the adequacy or accuracy of the information about the Fund or the Fund Sponsor contained in this pricing supplement. You, as an investor in the securities, should make your own investigation into the Fund and the Fund Sponsor.

Historical prices of the Fund should not be taken as an indication of the future prices of the Fund during the term of the securities

     The price of gold held by the Fund will determine the Fund price at any given time. The price of gold has fluctuated widely over the past several years. As a result, it is impossible to predict whether the price per share of the Fund will rise or fall. The price of gold held by the Fund will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market price of gold.

Hedging transactions may affect the return on the securities

     As described below under “Use of Proceeds and Hedging” on page P-26, we through one or more hedging counterparties may hedge our obligations under the securities by purchasing shares of the Fund, gold, futures or options on gold, futures or options on the Fund itself or other derivative instruments with returns linked or related to changes in the market price of gold or the shares of the Fund itself, and may adjust these hedges by, among other things, purchasing or selling gold or shares of the Fund itself, futures, options, or other derivative instruments with returns linked to gold or shares of the Fund itself at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of gold or the shares of the Fund itself and, therefore, the market value of the securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wachovia Capital Markets, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wachovia Capital Markets, LLC, as a result of dealer discounts, mark-ups or other transactions.

Potential conflicts of interest could arise

     Wachovia Capital Markets, LLC and its affiliates may engage in trading activities related to gold or the Fund that are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the securities and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in account under their management. These trading activities could be adverse to the interests of the holders of the securities.

The calculation agent may postpone the valuation date and, therefore, determination of the final Fund price and the maturity date if a market disruption event occurs on the valuation date

     The valuation date and, therefore, determination of the final Fund price may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to the Fund. If a postponement occurs, the calculation agent will use the closing price per share of the Fund on the next succeeding trading day on which no market disruption event occurs or is continuing as the final Fund price. As a result, the maturity date for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the market price of the shares of the Fund after the valuation date. See “Specific Terms of the Securities — Market Disruption Event” beginning on page P-18.

Tax consequences are uncertain

     The federal income tax treatment of the securities is uncertain and the Internal Revenue Service (the IRS) could assert that the securities should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department (the Treasury) are actively considering whether, among other issues, you should be required to accrue ordinary income over the term of an instrument such as the securities even though you will not receive any payments with respect to the security until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill is enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     You should consult your tax advisor as to the tax consequences of investing in the securities, significant aspects of which are uncertain. See “Supplemental Tax Considerations” on page P-24.

SPECIFIC TERMS OF THE SECURITIES

Issuer:	Eksportfinans ASA

Specified Currency:	U.S. dollars

Principal Amount:	$1,000.00

Aggregate Principal Amount:	$[•]

Agent:	Wachovia Capital Markets, LLC

The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	[•], 2009

Original Issue Date:	[•], 2009

Maturity Date:	September 10, 2010. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

Valuation Date:

September 2, 2010. However, if that day occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five business days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

The Fund:	The return on the securities, in excess of the principal amount, is linked to the performance of the shares of the SPDR® Gold Trust (the Fund).

Payment at Maturity:

At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the price per share of the Fund based on the final Fund price relative to the initial Fund price.

The maturity payment amount for each security will be determined by the calculation agent as described below:

• If the final Fund price is greater than the initial Fund price, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the Enhanced Upside Payment.

• If the final Fund price is less than or equal to the initial Fund price but greater than or equal to the buffer price, the maturity payment amount per security will equal the principal amount of $1,000.00.

• If the final Fund price is less than the buffer price, the maturity payment amount per security will equal:

final Fund price
$1,000.00 ×		× multiplier
initial Fund price

If the final Fund price is less than the buffer price, you will lose some or all of your principal. If the final Fund price is zero, the maturity payment amount will be zero.

You should understand that the opportunity to benefit from the possible increase in the price of the Fund through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum payment at maturity. The maximum payment at maturity represents a maximum appreciation on the securities, currently expected to be between 35.00% and 40.00% over the principal amount of the securities. However, if the final Fund price is less than the buffer price, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the price per share of the Fund decreases in this manner, you will lose some or all of your principal.

If any payment is due on the securities on a day which is not a day on which commercial banks settle payments in the City of New York, then such payment may be made on the next day that is a day on which commercial banks settle payments in the City of New York, in the same amount and with the same effect as if paid on the original due date.

Closing Price:	The closing price for one share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means:

• if shares of the Fund (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which shares of the Fund (or any such other security) are listed or admitted to trading, or

• if shares of the Fund (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the National Association of Securities Dealers, Inc. (the NASD), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of the Fund (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the Fund (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for shares of the Fund (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the Fund (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wachovia Capital Markets, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Price:

The price of the Fund at any time during any trading day, other than the closing price, will be the latest price of the Fund at that time reported by Bloomberg Financial Markets or a similar or successor source, as determined by the calculation agent.

Initial Fund Price:	[•], the closing price per share of the Fund on the trade date.

Final Fund Price:	The closing price per share of the Fund on the valuation date, as determined by the calculation agent.

Enhanced Upside Payment:

2.00 times the Fund performance amount times $1,000.00. However, in no event may the Enhanced Upside Payment exceed an amount currently expected to be between $350.00 and $400.00 per security, which will result in a maximum payment at maturity per security of $1,350.00 to $1,400.00 (the maximum payment at maturity). The actual maximum Enhanced Upside Payment and, therefore, the maximum payment at maturity will be determined on the trade date.

Fund Performance Amount:	The percentage increase in the price per share of the Fund from the initial Fund price to the final Fund price, and can be expressed by the following formula:

final Fund price – initial Fund price initial Fund price

Buffer price:	[•], which is 90.00% of the initial Fund price (to be determined on the trade date).

Multiplier:	1.1111

Market Disruption Event:	A market disruption event means the occurrence or existence of any of the following events:

• a suspension, absence or material limitation of trading in shares of the Fund on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

• a suspension, absence or material limitation of trading in option or futures contracts relating to shares of the Fund, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

• the shares of the Fund do not trade on the NYSE, the AMEX, the NASDAQ Global Market or what was the primary market for shares of the Fund, as determined by the calculation agent in its sole discretion; or

• any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our hedge counterparties to unwind all or a material portion of a hedge with respect to the notes that we or our hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

	•	a limitation on the hours or number of days of trading in shares of the Fund on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

	•	a decision to permanently discontinue trading in the option or futures contracts relating to shares of the Fund.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts relating to shares of the Fund, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to shares of the Fund, if available, in the primary market for those contracts, by reason of any of:

	•	a price change exceeding limits set by that market;

	•	an imbalance of orders relating to those contracts; or

	•	a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the Fund in the primary market for those contracts.

Discontinuation of/Adjustments to the Fund:

If the Fund Sponsor discontinues operation of the Fund or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to the Fund (a successor fund), then, upon the calculation agent’s notification of any determination to the trustee and Eksportfinans, the calculation agent will substitute the successor fund as established or designated by the Fund Sponsor or another entity for the Fund and calculate the final Fund price as described above under “— Payment at Maturity”. Upon any selection by the calculation agent of a successor fund, Eksportfinans will cause notice to be given to holders of the notes.

If the Fund Sponsor discontinues operation of the Fund and:

	•	the calculation agent does not select a successor fund, or

	•	the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price per share of the Fund using a computation methodology that the calculation agent determines will as closely reasonably possible replicate the price of one share of the Fund before any discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for shares of the Fund as described below, the successor fund or price will be used as a substitute for shares of the Fund for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Fund Sponsor decides to re-establish the Fund, unless the calculation agent in its sole discretion decides to use such re-established fund.

If the Fund Sponsor discontinues the Fund before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

• the determination of the final Fund price, or

• a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the payment at maturity as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Fund would be expected to adversely affect the price and liquidity of and trading in the notes.

If at any time the method of calculating the price of the shares of the Fund or the price of the successor fund, changes in any material respect, or if the Fund or successor fund is in any other way modified so that the Fund or successor fund does not, in the opinion of the calculation agent, fairly represent the price of the shares of the Fund had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City, New York, on each date that the closing price of the shares of the Fund is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a price of a fund comparable to the Fund or such successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing price with reference to the Fund or such successor fund, as so adjusted. Accordingly, if the method of calculating the Fund or a successor fund is modified and has a dilutive or concentrative effect on the price of such fund e.g., due to a split, then the calculation agent will adjust such fund in order to arrive at a price of such fund as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Eksportfinans will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding the Fund or any successor fund or as to modifications, adjustments or calculations by the Fund Sponsor or any successor entity in order to arrive at the price of the shares of the Fund or any successor fund.

Calculation Agent:

Wachovia Capital Markets, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Business Day:

For purposes of this issuance, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:

For purposes of this issuance, a trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the American Stock Exchange, the Nasdaq Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Tax Redemption:	No

Additional Amounts Payable:	No

Authorized Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof

Form of Securities:	Book-entry

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Events of Default and Acceleration:

If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the redemption amount calculated as if the date of declaration of acceleration were the valuation date.

     The securities are not renewable notes, index linked notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. In addition, there is no optional redemption or extension of maturity in connection with the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 5, 2007, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

     http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

SPDR® GOLD TRUST

     We have obtained all information regarding the SPDR® Gold Trust (the Fund) contained in this pricing supplement from publicly available information. Information provided to or filed with the Securities Exchange Commission (the SEC) by the Fund pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 can be located by reference to SEC file numbers 333-153150 and 001-32356, respectively, through the SEC's website at http://www.sec.gov. We do not assume any responsibility for the accuracy or completeness of such information. “Standard & Poor’s®”, “S&P®”, “SPDR®”, “SPDR® Gold Trust” and “SPDR® Gold Shares” are trademarks of The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. has not licensed Wachovia, its subsidiaries nor its affiliates with regards to such information.

     The Fund is a trust sponsored by World Gold Trust Services, LLC. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon (formerly the Bank of New York), is the trustee of the Fund and HSBC Bank USA, N.A. is the custodian of the Fund. The Fund seeks to mirror as closely as possible the price of gold bullion, before fees and expenses.

Historical Data

     The following table sets forth the published quarterly high, low and quarter end closing price per share of the Fund at the end of each calendar quarter from November 18, 2004 through December 31, 2008 and the period from January 1, 2009 to February 9, 2009. On February 9, 2009, the closing price per share of the Fund was $88.32. This historical data on the Fund is not indicative of the future price per share of the Fund or what the market value of the securities may be. Any historical upward or downward trend in the price per share of the Fund during any period set forth below is not any indication that the price per share of the Fund is more or less likely to increase or decrease at any time during the term of the securities. We cannot make any assurance that the future performance of the Fund will result in holders of the securities receiving a positive total return on their investment.

     We obtained the closing prices per share of the Fund listed below from Bloomberg Financial Markets without independent verification. The actual prices per share of the Fund at or near maturity of the securities may bear little relation to the historical prices shown below.

High, Low and Closing Price per Share of the Fund

		High Closing	Low Closing	Quarter/Period – End
Quarter/Period – Start	Quarter/Period – End	Level of the	Level of the	Closing Level
Date	Date	Fund	Fund	of the Fund

11/18/2004	12/31/2004	45.60	43.44	43.80

01/01/2005	03/31/2005	44.43	41.26	42.82
04/01/2005	06/30/2005	44.02	41.53	43.44
07/01/2005	09/30/2005	47.10	41.89	46.70
10/01/2005	12/31/2005	52.56	45.51	51.58

01/01/2006	03/31/2006	58.60	52.34	58.10
04/01/2006	06/30/2006	71.12	55.62	61.23
07/01/2006	09/30/2006	65.85	56.92	59.47
10/01/2006	12/31/2006	64.39	56.37	63.21

01/01/2007	03/31/2007	68.10	60.17	65.74
04/01/2007	06/30/2007	68.70	63.62	64.27
07/01/2007	09/30/2007	73.51	64.42	73.51
10/01/2007	12/31/2007	83.00	71.90	82.46

01/01/2008	03/31/2008	99.17	84.77	90.41
04/01/2008	06/30/2008	93.27	83.99	91.40
07/01/2008	09/30/2008	96.17	73.08	85.07
10/01/2008	12/31/2008	89.90	70.00	86.52

01/01/2009	02/09/2009	91.31	79.79	88.32

SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain United States Federal income tax considerations relating to the securities. The following does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States Federal income taxation of the securities that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of securities who is subject to special treatment under the United States Federal income tax laws.

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and is subject to the limitations and exceptions set forth therein. Unless otherwise noted, this discussion is only applicable to you if you are a U.S. Holder (as defined in the accompanying prospectus). The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisors as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

     The characterization of the securities for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the securities are not certain. No ruling is being requested from the IRS with respect to the securities and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. Federal income tax purposes, we intend to treat the securities as pre-paid cash-settled derivative contracts linked to the price per share of the Fund and, unless otherwise indicated, the discussion below assumes this to be the case. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the price per share of the Fund. However, it is possible that the IRS could seek to characterize the securities in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. Prospective holders should consult their own tax advisors as to the proper characterizations and treatment of the securities for U.S. Federal income tax purposes.

     Subject to the "constructive ownership" rules described below, for U.S. Federal income tax purposes, you generally should recognize capital gain or loss upon the sale or maturity of your securities (which will be long-term capital gain or loss if you hold your securities for more than one year) in an amount equal to the difference between the amount you receive at such time and your tax basis in the securities. In general, your tax basis in your securities will be equal to the price you paid for them. The deductibility of capital losses is subject to limitations.

     The securities will likely be subject to the “constructive ownership” rules under Section 1260 of the Internal Revenue Code. Any long-term capital gain recognized by you in respect of the securities will generally be recharacterized as ordinary income to the extent such gain exceeds the amount of your aggregate “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). In general, “net underlying long-term capital gain” means the aggregate net capital gain that you would have if you had acquired the Fund shares at fair market value on the Original Issue Date and sold such shares upon the sale, exchange, redemption or other disposition of the securities at fair market value. In addition, an interest charge will apply to any underpayment of tax in respect of any gain that is recharacterized as ordinary income to the extent such gain would have resulted in gross income inclusion for you in taxable years prior to the taxable year of the sale, exchange, redemption or other disposition of the securities. In this regard, we will not provide you with any information relating to the Fund shares that would be relevant with respect to the necessary calculations under Section 1260 of the Internal Revenue Code. Prospective purchasers should consult with their own tax advisors as to the application of the “constructive ownership transaction” rules under Section 1260 of the Internal Revenue Code.

     Alternative Treatments. In light of the uncertainty as to the United States Federal income tax treatment, it would be a reasonable interpretation of current law for the securities could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a noncontingent fixed-rate debt instrument with other terms and conditions similar to your securities (the “comparable yield”). You would recognize gain or loss upon the sale or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognize upon the sale or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your securities, and thereafter would be capital loss.

     If the securities are treated as a contingent debt instrument and you purchase your securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in treasury regulations governing contingent debt instruments. Accordingly, if you purchase your securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

     Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. Federal income tax purposes.

     On December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the securities, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the IRS and the Treasury issue guidance providing that some other treatment is more appropriate.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill is enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the redemption amount at the maturity of the securities.

     The hedging activity discussed above may adversely affect the market value of the securities from time to time and the redemption amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities” and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The securities are being purchased by Wachovia Capital Markets, LLC (the agent) as principal, pursuant to a terms agreement dated as of [•], 2009 between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the securities.

     In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

     The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount

Wachovia Capital Markets, LLC	$[•]
$[•]
$[•]
Total	$[•]

     The agent named above proposes to offer the securities in part directly to the public at the maximum public offering price set forth on the cover page of this pricing supplement and in part to Wachovia Securities, LLC, Wachovia Securities Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $[•] per security.

     Proceeds to be received by Eksportfinans in this offering will be net of the underwriting discount, commission and expenses payable by Eksportfinans.

     After the securities are released for sale in the public, the offering prices and other selling terms may from time to time be varied by the agent.

     The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

     Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

     Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

     This pricing supplement and the attached prospectus and prospectus supplement may be used by Wachovia Capital Markets, LLC or an affiliate of Wachovia Capital Markets, LLC, in connection with offers and sales related to market-making or other transactions in the securities. Wachovia Capital Markets, LLC or an affiliate of Wachovia Capital Markets, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.

     Wachovia Capital Markets, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent.